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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 1-15851

                                    APW Ltd.
             (exact name of registrant as specified in its charter)

                    2 Church Street, Hamilton, HM CX Bermuda
                                       and
        N22 W23685 Ridgeview Parkway West, Waukesha, Wisconsin 53188-1013
                             Telephone: 262-523-7600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Warrants for Common Stock, Par Value $.08
            (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(ii)  [_]
          Rule 12g-4(a)(1)(ii)  [_]           Rule 12h-3(b)(2)(i)   [_]
          Rule 12g-4(a)(2)(i)   [_]           Rule 12h-3(b)(2)(ii)  [_]
          Rule 12g-4(a)(2)(ii)  [_]           Rule 15d-6            [_]
          Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: no more than 170

     Pursuant to the requirements of the Securities Exchange Act of 1934, APW Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 19, 2002                  BY: /s/ Richard D. Carroll
      --------------------------             --------------------------------
                                             Richard D. Carroll
                                             Vice President and Chief Financial
                                             Officer